May 1, 1997





United States Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


                  RE:   REGISTRATION STATEMENT ON FORM S-3
                        (FILE NO. 333-20323) FOR EQUITABLE
                        RESOURCES, INC.

Gentlemen:

      Equitable Resources, Inc. hereby transmits, in accordance with rule 424(b) of the Securities Act of 1933, a copy of the form of prospectus which is to be used in connection with the above-mentioned registration statement.

                                        Very truly yours,



                                         /s/ELLIOT GILL
                                    Senior Corporate Attorney



Attachment

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

                                                          FILE NO. 333-20323
                                   PROSPECTUS

                            EQUITABLE RESOURCES, INC.

                         164,345 Shares of Common Stock
                               (without par value)

      This Prospectus relates to up to 164,345 shares (the "Shares") of Common Stock, without par value, of Equitable Resources, Inc., a Pennsylvania corporation (the "Company"), which may be offered and sold by the selling shareholders named herein (the "Selling Shareholders") from time to time. The Shares were acquired from the Company through a certain transaction more particularly described herein under the heading "Selling Shareholders." The Company will receive no part of the proceeds from the sale of the Shares.

      The distribution of the Shares by the Selling Shareholders may be effected directly by means of ordinary brokers' transactions on the New York Stock Exchange or Philadelphia Stock Exchange or in privately negotiated transactions at such prices as may be obtainable and acceptable to the Selling Shareholders. See "Plan of Distribution." The Company will pay the expenses of registration of the Shares. The Selling Shareholders will pay all commissions and transfer taxes, if any, and all fees and expenses of their own legal counsel and accountants. The Company and the Selling Shareholders have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

      The Shares are traded on the New York Stock Exchange and the Philadelphia Stock Exchange under the trading symbol "EQT."

      THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------
                                        Underwriting       Proceeds to
                    Price to Public       discount           Company
                          (1)
--------------------------------------------------------------------------
--------------------------------------------------------------------------
Per share                                    0                  0
--------------------------------------------------------------------------
--------------------------------------------------------------------------
Total                                        0                  0
--------------------------------------------------------------------------
(1) Not determinable at the present time.


                      The date of this prospectus is May 1, 1997.

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

AVAILABLE INFORMATION

      The Company, a Pennsylvania corporation, is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy and information statements and other information can be inspected and copied at the Public Reference Room of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices maintained by the Commission at 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Documents filed by the Company can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, and at the offices of the Philadelphia Stock Exchange, 1900 Market Street, Philadelphia, Pennsylvania 19103, on which exchanges certain of the Company's securities are listed. In addition, reports, proxy statements and other information concerning the Company can be inspected at the offices of the Company at 420 Boulevard of the Allies, Pittsburgh, Pennsylvania 15219.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      There are hereby incorporated by reference in this Prospectus the following documents heretofore filed with the Securities and Exchange Commission pursuant to the Exchange Act:

      a) the Company's Annual Report on Form 10-K for the year ended December 31, 1996.

      b) the Company's definitive Proxy Statement dated April 9, 1996 in connection with its Annual Meeting of Shareholders held on May 23, 1996.

      c)    The Company's current report on Form 8-K dated February 20, 1997.

      All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of the Common Stock shall be deemed to be incorporated by reference into this Prospectus from the dates of filing of such documents.

      Upon written or oral request the Company will provide without charge to any person to whom this Prospectus is delivered a copy of any or all information incorporated by reference in this Prospectus (except exhibits to such information, unless such exhibits are specifically incorporated by reference herein). Such requests should be directed to Audrey C. Moeller, Vice President and Corporate Secretary, Equitable Resources, Inc., 420 Boulevard of the Allies, Pittsburgh, Pennsylvania 15219 (telephone number 412-553-5877).

THE COMPANY

      Equitable Resources, Inc. is an energy service company engaged primarily, through its divisions and subsidiaries, in the exploration for, and development, production, purchase, transmission, storage, distribution and marketing of natural gas, the extraction of natural gas liquids, the exploration for, development, production and sale of oil and contract drilling, and the marketing of electricity and cogeneration development.

      Exploration and production activities are conducted by Equitable Resources Energy Company through its divisions and subsidiaries. Its activities are principally in the Appalachian area where it explores for, develops, produces and sells natural gas and oil, extracts and markets natural gas liquids and performs contract drilling and well maintenance services. The exploration and production segment also conducts operations in the Rocky Mountain area, including the Canadian Rockies where it explores for, develops and produces oil, and, to a lesser extent, natural gas. In the Southwest and Gulf Coast offshore areas, this segment participates in exploration and development of gas and oil projects.

      Energy marketing activities are conducted by ERI Services, Inc. Its activities include marketing of natural gas and electricity, extraction and sale of natural gas liquids, intrastate transportation, cogeneration development and central facility plant operations.

      Natural gas distribution activities comprise the operations of Equitable Gas Company, the Company's state-regulated natural gas utility. Natural gas distribution services are provided to more than 266,000 customers located mainly in the city of Pittsburgh and its environs and, to a more limited extent, in northern West Virginia and through field line sales in Eastern Kentucky.

      Natural gas transmission activities are conducted by three Federal Energy Regulatory Commission-regulated gas pipelines: Kentucky West Virginia Gas Company, L.L.C., Equitrans, L.P. and Nora Transmission
Company.   Activities  include  gas transportation, gathering, storage, and marketing activities.

RECENT DEVELOPMENTS

      The Company has entered into an agreement with the Department of Energy to acquire a 67 mile oil pipeline in Southern Louisiana. The purchase price for the pipeline is $22,000,000 with the sale scheduled to close May 1, 1997. The purchase price will be paid in cash at closing and will be financed through the issuance of commercial paper by the Company. The Company intends to convert the pipeline to a high pressure natural gas pipeline which is expected to be fully operational by July 1, 1997. The pipeline acquisition is intended to increase the Company's ability to provide natural gas to industrial gas consumers in the Gulf Coast Region of the United States.

SELLING SHAREHOLDERS

      The Shares of the Company's Common Stock registered hereunder are to be sold for the accounts of the following Selling Shareholders in the following amounts:

            David I. Rowland                 80,560   Shares
            David G. Mannherz                29,776   Shares
            Stephen Barvenik                 21,825   Shares
            Nicholas Yacyk                   16,092   Shares
            Patrick Cannata                  16,092   Shares

      The Shares represent approximately one-half of one percent of the Company's issued and outstanding shares. Of the 164,345 shares being registered for the account of the Selling Shareholders, 121,551 shares in the aggregate are issuable by the Company to the Selling Shareholders on January 24, 1997. Additional shares will be held for a period of one to three years before being released to the Selling Shareholders.

      David Rowland is the President, David Mannherz and Stephen Barvenik are Vice Presidents and Nicholas Yacyk and Patrick Cannata are supervisory employees of Scallop Thermal Management, Inc. ("Scallop"). All of the outstanding stock of Scallop was acquired on January 24, 1997 by EQT Capital Corporation, a wholly-owned subsidiary of the Company. None of the Selling Shareholders had a material relationship with the Company or any of its affiliates prior to that date. The Company's common stock which is owned by the Selling Shareholders was received through that transaction.

      The Shares offered hereunder represent all of the shares held by the Selling Shareholders.

PLAN OF DISTRIBUTION

      The Shares are being offered for the respective accounts of the Selling Shareholders. The Company will not receive any proceeds from the sale of any Shares by the Selling Shareholders.

      The sale of Shares by the Selling Shareholders may be effected from time to time by means of ordinary brokers' transactions on the New York Stock
Exchange or the Philadelphia Stock Exchange or in privately negotiated transactions at such prices as may be obtainable and acceptable to the Selling Shareholders. The Selling Shareholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Shares for which such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary compensation).

      The Selling Shareholders and any broker-dealers who act in connection with the sale of the shares hereunder may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and profit on any sale of the Shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

LEGAL MATTERS

      Certain legal matters in connection with the sale of the shares of Common Stock offered hereby will be passed upon for the Company by Johanna G. O'Loughlin, Esq., employed by the Company as its Vice President and General Counsel. On January 20, 1997 Ms. O'Loughlin beneficially owned no shares of the Company's Common Stock and held options to purchase an additional 4,000 shares of Common Stock.

EXPERTS

      The consolidated financial statements of the Equitable Resources, Inc. appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report, given upon the authority of such firm as experts in accounting and auditing.

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


                            EQUITABLE RESOURCES, INC.

                         164,345 SHARES OF COMMON STOCK

                          -----------------------------

                                   PROSPECTUS

                          -----------------------------


                                   MAY 1, 1997



      No dealer, salesman or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of any offer to buy any securities in any jurisdiction in which such an offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof.

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